EXHIBIT 99

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Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Begins Trading on the Nasdaq National Market

PHOENIX, Ariz. – Sept. 3, 2003 – ON Semiconductor (Nasdaq: ONNN) today announced that it has received approval to transfer the listing of its common stock from the Nasdaq SmallCap Market to the Nasdaq National Market.

Effective at the market open today, ON Semiconductor’s stock is scheduled to begin trading on the Nasdaq National Market under its current ticker symbol: ONNN.

“We believe that returning to the Nasdaq National Market provides our company with greater recognition among investors,” said Keith Jackson, ON Semiconductor president and CEO. “Returning to the National Market reflects the hard work that we’ve done to improve value for our investors.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.